 Exhibit 1.2

Verona Pharma Secures up to $30 Million Debt Financing from
Silicon Valley Bank

Non-dilutive capital to provide further financial flexibility

LONDON and RALEIGH, N.C., November 23, 2020 – Verona Pharma plc (Nasdaq: VRNA) (“Verona Pharma” or the “Company”), a clinical-stage biopharmaceutical company focused on respiratory diseases, announces that it has entered into a debt financing facility for up to $30 million (“debt facility”) with Silicon Valley Bank (“SVB”). The non-dilutive capital provides further financial flexibility to support pre-commercialization activities for ensifentrine, the Company’s first-in-class product candidate, which is currently in Phase 3 trials.

Under the terms of the debt facility, Verona Pharma can borrow up to $30 million in three tranches: $5 million at closing, $10 million available through June 30, 2022 and an additional $15 million available through June 30, 2023. The two latter tranches are contingent upon achievement of certain clinical development milestones and other specified conditions. The loan facility matures on November 1, 2024, with the period prior to December 1, 2023 being interest only.

David Zaccardelli, Pharm. D., President and CEO of Verona Pharma, said: “We are pleased to secure this credit facility which provides us with the flexibility to access non-dilutive capital upon achievement of certain clinical development milestones. This will provide additional support, as needed, for pre-commercialization activities for ensifentrine. With this facility and the $200 million raised in July 2020, we believe Verona Pharma has sufficient resources to deliver on our key milestones.”

The ENHANCE Phase 3 trials with nebulized ensifentrine for the maintenance treatment of chronic obstructive pulmonary disease (“COPD”) commenced in September 2020. Verona is also conducting a Phase 2 clinical trial to evaluate ensifentrine delivered via pressurized metered-dose inhaler (“pMDI”) formulation in patients with moderate to severe COPD and a pilot study with pMDI ensifentrine in U.S. patients hospitalized with COVID-19.

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Victoria Stewart, Director of Communications	info@veronapharma.com

Argot Partners (US Investor Enquiries)	Tel: +1 212-600-1902 verona@argotpartners.com
Kimberly Minarovich / Michael Barron

Optimum Strategic Communications (European Media and Investor Enquiries)	Tel: +44 (0)203 950 9144 verona@optimumcomms.com
Mary Clark / Eva Haas / Shabnam Bashir

About Verona Pharma

Verona Pharma is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for the treatment of respiratory diseases with significant unmet medical needs. If successfully developed and approved, Verona Pharma’s product candidate, ensifentrine, has the potential to be the first therapy for the treatment of respiratory diseases that combines bronchodilator and anti-inflammatory activities in one compound. The Company is evaluating nebulized ensifentrine in its Phase 3 clinical program ENHANCE (“Ensifentrine as a Novel inHAled Nebulized COPD thErapy”) for COPD maintenance treatment. The Company raised gross proceeds of $200 million through a private placement in July 2020 and expects the funds to support its operations and Phase 3 clinical program into 2023. Two additional formulations of ensifentrine are currently in Phase 2 development for the treatment of COPD: dry powder inhaler (“DPI”) and pressurized metered-dose inhaler (“pMDI”). Ensifentrine is being evaluated in a pilot clinical study in patients hospitalized with COVID-19 and has potential applications in cystic fibrosis, asthma and other respiratory diseases. For more information, please visit www.veronapharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from our expectations expressed or implied by the forward-looking statements, including without limitation the important factors discussed under the caption “Risk Factors” in our Registration Statement on Form F-1 filed with the SEC on August 17, 2020, our Report on Form 6-K to be filed with the SEC on November 23, 2020, and our other reports filed with the SEC. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.